Ex. (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 39 to the registration statement on Form N-1A (“Registration Statement”) of our report dated November 23, 2009, relating to the financial statements and financial highlights which appear in the September 30, 2009 Annual Reports to Shareholders of the Loomis Sayles Inflation Protected Securities Fund and Loomis Sayles Intermediate Duration Fixed Income Fund, each a series of Loomis Sayles Funds I, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in such Registration Statement.

PricewaterhouseCoopers LLP
Boston, Massachusetts
May 27, 2010